Exhibit 3.5

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BKV CORPORATION”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF OCTOBER, A.D. 2023, AT 3:14 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTIETH DAY OF OCTOBER, A.D. 2023 AT 5 O’CLOCK P.M.

7951334 8100
SR# 20233847235	Authentication: 204482407 Date: 10-30-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BKV CORPORATION

BKV Corporation (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation (the “Board”) duly adopted resolutions authorizing the Corporation to amend the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) as set forth herein.

SECOND: The Fourth Article of the Certificate of Incorporation is hereby amended to replace the first sentence thereof with the following paragraphs:

“The total number of shares of all classes of stock which the Corporation is authorized to issue is 380,000,000, consisting of (i) 300,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), and (ii) 80,000,000 shares of Preferred Stock, $10.00 par value per share (the “Preferred Stock”).

Effective as of the Effective Time (defined below) and pursuant to the DGCL, each two (2) shares of the Corporation’s Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically reclassified and combined into one (1) share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The par value of the Common Stock immediately following the Effective Time shall remain at $0.01 par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. In lieu of any fractional share to which a stockholder would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay to such stockholder cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board of Directors (or a committee thereof) in accordance with the DGCL. Any certificate existing immediately prior to the Effective Time representing the shares of Common Stock shall, immediately following the Effective Time, represent the number of whole shares of Common Stock into which such shares shall have been reclassified pursuant to the Reverse Stock Split.”

THIRD: The foregoing Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The foregoing amendment shall be effective as of 5:00 p.m., Eastern Time, on October 30, 2023 (the “Effective Time”).

State of Delaware Secretary of State Division of Corporations Delivered 03:14 PM 10/30/2023 FILED 03:14 PM 10/30/2023 SR 20233847235 - File Number 7951334

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 30th day of October, 2023.

BKV CORPORATION

By:	/s/ Christopher Kalnin
Name:	Christopher Kalnin
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment]